Exhibit (d)(10)

AMENDMENT

Expense Limitation Agreement

THIS AMENDMENT (this “Amendment”) to the Expense Limitation Agreement, effective as of July 01, 2024 (the “Agreement”), by and between the GraniteShares 2x Long TSLA Daily ETF (the “TSLR Fund”) and the GraniteShares 2x Short TSLA Daily ETF (the “TSDD Fund” and, collectively the “Funds”, and each, a “Fund”), each a series of shares of GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), and GraniteShares Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered into by the undersigned effective as of July 01, 2024 (the “Effective Date”).

WHEREAS, each Fund is a series of the Trust;

WHEREAS, the Funds and the Adviser are parties to the Agreement; and

WHEREAS, the Funds and the Adviser desire to amend the Agreement to reflect a change in the expiration date of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement as follows:

1. Amendment to Operating Expense Limit. Effective as of the Effective Date, Section 1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

Operating Expense Limit. The maximum operating expense limit (“Operating Expense Limit”) in any year shall be 95 basis points of the average daily net assets of the Funds.

2. Confirmation. Except as expressly set forth in this Amendment, the parties hereby ratify and confirm the Agreement in all respects, and the terms, conditions and provisions thereof shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

GRANITESHARES ETF TRUST ON BEHALF OF THE FUNDS

By:	William Rhind
Title:	President

GRANITESHARES ADVISORS LLC

By:	William Rhind
Title:	CEO

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